Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following entities comprise the direct and indirect subsidiaries of the Registrant:
Evans Bank, N.A. (United States)
Evans National Financial Services, Inc.
The Evans Agency, Inc.
Frontier Claims Services, Inc.
ENB Associates Inc.
Evans National Holding Corp.
Evans National Leasing, Inc.
Evans Capital Trust I (Delaware)
ENB Employers Insurance Trust
Suchak Data Systems, Inc.
The state of or jurisdiction of incorporation or organization (unless otherwise noted) is NY.

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